Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS SECOND-QUARTER EARNINGS OF

$0.58 PER DILUTED SHARE ON 16.5% INCREASE IN REVENUE

THOMASVILLE, N.C. — (July 28, 2010) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the second quarter ended June 30, 2010. Revenue increased 16.5% for the quarter to $368.3 million from $316.2 million for the second quarter of 2009. Net income was $21.5 million, or $0.58 per diluted share, for the second quarter of 2010 compared with $10.7 million, or $0.29 per diluted share, for the second quarter of 2009. Old Dominion’s operating ratio improved to 89.1% for the second quarter of 2010 from 93.2% for the second quarter last year.

For the first six months of 2010, revenue increased 12.2% to $686.0 million from $611.3 million for the first half of 2009. Net income for the first six months of 2010 was $29.2 million, or $0.78 per diluted share, up from $14.7 million, or $0.39 per diluted share, for the same period of 2009. The Company’s operating ratio improved to 91.8% for the first half of 2010 from 94.8% for the first six months of 2009. Our results for the second quarter and first six months of 2010 reflect lower depreciation expense resulting from changes to the estimated useful lives and salvage values for our equipment that became effective January 1, 2010.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “We are encouraged by the strength of our second-quarter operating results compared to the second quarter of 2009 and with the improving trends in our revenue and tonnage growth. The 16.5% increase in our second-quarter revenue was driven by a 13.4% increase in tonnage, the first double-digit tonnage increase we have achieved in two years. This increase in tonnage was the result of a 6.9% increase in shipments and a 6.0% increase in weight per shipment. As a result of our tonnage growth, we generated substantial operating leverage during the second quarter and first half of 2010 that was primarily responsible for doubling our earnings per diluted share for those periods.

“The improvement in our tonnage occurred while maintaining our focus on yield management. Our revenue per hundredweight increased 3.0% for the second quarter, although this metric benefitted from higher fuel surcharges. After excluding fuel surcharges, revenue per hundredweight declined 1.1%, primarily due to the negative effect on pricing from the increase in weight per shipment. Our revenue per hundredweight has remained relatively consistent throughout the economic downturn, which demonstrates the value of the outstanding service we provide to our customers.

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“Old Dominion strengthened its best-in-class service performance in the second quarter by improving our cargo claims ratio, which is net cargo claim payments as a percent of revenue, to a record 0.46%. When combined with our on-time service that has averaged 99% in 2010, we have a distinct competitive advantage that should provide additional opportunities for tonnage and market-share growth, particularly as industry pricing improves.

“During the second quarter, we sustained high levels of productivity, which also contributed to the improvement in our operating ratio. Our laden load average increased 2.7% from the second quarter last year, while pickup and delivery shipments per hour and stops per hour increased 0.5% and 0.6%, respectively. We did experience a 1.3% decline in platform pounds handled per hour as compared to the second quarter of 2009, which was attributable to training new platform employees that were added to support our growth. This decline is slight, however, when compared with the 26% improvement in platform pounds handled per hour that has been achieved since the beginning of 2007.

“Old Dominion’s financial performance for the second quarter strengthened both our balance sheet and operating capabilities. Our ratio of total debt to capitalization improved to 31.7% at the end of the quarter from 34.5% and 34.0% at the end of the second quarter of 2009 and first quarter of 2010, respectively. Capital expenditures of $45.6 million for the first half of 2010 are consistent with targeted expenditures for the year of $90 million to $100 million, which we expect to fund primarily through cash provided by operating activities. We intend to apply any excess cash generated in the second half of the year to debt reduction and currently expect total debt to capitalization to be 30% or less at year end.”

Mr. Congdon concluded, “Although we are seeing considerable strength in revenue and tonnage thus far in July, our outlook remains somewhat cautious for the second half of 2010. We remain uncertain about the strength and sustainability of the economic recovery as well as the potential impact from regulatory changes affecting, among other issues, healthcare, energy, labor and taxes. We are encouraged, however, by our second-quarter results and recent operating trends. Comparable-quarter shipments increased 6.9% for the second quarter, after a 0.1% increase for the first quarter and six consecutive quarterly declines preceding the first quarter. In addition, average tonnage per day has improved each month sequentially since December 2009, including July, which historically has declined from June. Based on these trends, we anticipate tonnage to increase in a range of 15% to 20% for the third quarter compared with the third quarter of 2009. With significant available equipment and service center capacity, we believe Old Dominion is well-positioned to continue to benefit from a strengthening economic environment.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 28, 2010. A telephonic replay will also be available through August 6, 2010 at (719) 457-0820, Confirmation Number 5294879.

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Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating fuel prices; (3) the negative impact of any unionization of the Company’s employees or the passage of legislation that could facilitate unionization; (4) the challenges associated with executing the Company’s growth strategy; (5) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; (6) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health as well as the cost of insurance coverage above retention levels; (8) the availability and cost of capital for the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) the decrease in demand and value for used equipment; (11) the availability and cost of diesel fuel; (12) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (13) seasonal trends in the industry, including the possibility of harsh weather conditions; (14) the Company’s dependence on key employees; (15) the negative impact of potential future changes in accounting practices; (16) the impact caused by potential disruptions to our information technology systems; and (17) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

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OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Chg.	2010	2009	% Chg.
Revenue from operations	$368,250	$316,175	16.5%	$686,045	$611,318	12.2%
Operating income	$40,011	$21,454	86.5%	$56,386	$31,515	78.9%
Operating ratio	89.1%	93.2%		91.8%	94.8%
Net income	$21,513	$10,722	100.6%	$29,214	$14,695	98.8%
Basic and diluted earnings per share	$0.58	$0.29	100.0%	$0.78	$0.39	100.0%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%	37,285	37,285	0.0%

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OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Second Quarter					Year To Date
	2010		2009		% Chg.	2010		2009		% Chg.
Revenue	$368,250	100.0%	$316,175	100.0%	16.5%	$686,045	100.0%	$611,318	100.0%	12.2%

Operating expenses:
Salaries, wages & benefits	196,260	53.3%	181,265	57.3%	8.3%	377,061	54.9%	357,990	58.6%	5.3%
Operating supplies & expenses	59,594	16.2%	43,814	13.9%	36.0%	112,274	16.4%	84,400	13.8%	33.0%
General supplies & expenses	10,443	2.8%	9,089	2.9%	14.9%	20,428	3.0%	18,410	3.0%	11.0%
Operating taxes & licenses	13,708	3.7%	12,523	4.0%	9.5%	26,711	3.9%	24,442	4.0%	9.3%
Insurance & claims	6,209	1.7%	5,737	1.8%	8.2%	11,634	1.7%	12,635	2.1%	(7.9%)
Communications & utilities	3,668	1.0%	3,593	1.1%	2.1%	7,443	1.1%	7,553	1.2%	(1.5%)
Depreciation & amortization	19,553	5.3%	23,948	7.6%	(18.4%)	41,104	6.0%	46,947	7.7%	(12.4%)
Purchased transportation	12,575	3.4%	8,710	2.7%	44.4%	21,799	3.2%	16,698	2.7%	30.5%
Building and office equipment rents	4,174	1.1%	3,376	1.1%	23.6%	7,636	1.1%	6,748	1.1%	13.2%
Miscellaneous expenses, net	2,055	0.6%	2,666	0.8%	(22.9%)	3,569	0.5%	3,980	0.6%	(10.3%)

Total operating expenses	328,239	89.1%	294,721	93.2%	11.4%	629,659	91.8%	579,803	94.8%	8.6%

Operating income	40,011	10.9%	21,454	6.8%	86.5%	56,386	8.2%	31,515	5.2%	78.9%

Other deductions:

Interest expense, net	3,128	0.9%	3,316	1.0%	(5.7%)	6,594	1.0%	6,544	1.1%	0.8%

Other expense, net	1,029	0.3%	253	0.1%	306.7%	1,102	0.1%	537	0.1%	105.2%

Income before income taxes	35,854	9.7%	17,885	5.7%	100.5%	48,690	7.1%	24,434	4.0%	99.3%

Provision for income taxes	14,341	3.9%	7,163	2.3%	100.2%	19,476	2.8%	9,739	1.6%	100.0%

Net income	$21,513	5.8%	$10,722	3.4%	100.6%	$29,214	4.3%	$14,695	2.4%	98.8%

Earnings per share:

Basic and Diluted	$0.58		$0.29		100.0%	$0.78		$0.39		100.0%

Weighted average outstanding shares:

Basic and Diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Second-Quarter Earnings

July 28, 2010

OLD DOMINION FREIGHT LINE, INC.

	Second Quarter			Year to Date
Operating Statistics	2010	2009	% Chg.	2010	2009	% Chg.

Operating ratio	89.1%	93.2%	(4.4%)	91.8%	94.8%	(3.2%)
Intercity miles *	83,239	76,719	8.5%	156,676	148,290	5.7%
Total tons *	1,431	1,262	13.4%	2,677	2,440	9.7%
Total shipments *	1,579	1,477	6.9%	2,992	2,890	3.5%
Revenue per intercity mile	$4.42	$4.12	7.3%	$4.38	$4.12	6.3%
Rev/cwt ‡	$12.91	$12.53	3.0%	$12.87	$12.55	2.5%
Rev/cwt excluding fuel surcharges ‡	$11.30	$11.43	(1.1%)	$11.33	$11.48	(1.3%)
Rev/shp ‡	$233.90	$214.09	9.3%	$230.34	$211.92	8.7%
Rev/shp excluding fuel surcharges ‡	$204.82	$195.42	4.8%	$202.72	$193.94	4.5%
Weight per shipment (lbs.)	1,812	1,709	6.0%	1,789	1,689	5.9%
Average length of haul (miles)	939	919	2.2%	947	923	2.6%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	June 30, 2010	December 31, 2009
(In thousands)
Cash and cash equivalents	$4,783	$4,171
Other current assets	202,049	170,004

Total current assets	206,832	174,175
Net property and equipment	942,540	939,495
Other assets	53,509	45,608

Total assets	$1,202,881	$1,159,278

Current maturities of long-term debt	$36,281	$36,676
Other current liabilities	143,381	111,449

Total current liabilities	179,662	148,125
Long-term debt	252,142	268,856
Other non-current liabilities	148,863	149,297

Total liabilities	580,667	566,278
Equity	622,214	593,000

Total liabilities & equity	$1,202,881	$1,159,278

Notes:	Financial and operating data are unaudited LTL is less than 10,000 lbs.

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